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EXHIBIT 21

LIST OF SUBSIDIARIES

    Affymetrix UK, Ltd., incorporated in the United Kingdom and doing business under such name.

    Affymetrix GmbH, incorporated in Germany and doing business under such name.

    Affymetrix S.A., incorporated in France and doing business under such name.

    Genetic MicroSystems, Inc., incorporated in Massachusetts and doing business under such name.

    Neomorphic, Inc., incorporated in California and doing business under such name.

    Perlegen Sciences, Inc., incorporated in Delaware and doing business under such name.

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EXHIBIT 21